Exhibit 99.1

Q4 2018 Fixed Income Release

Denver, Colorado February 27, 2019: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q4”) and full year (“FY”) ended December 31, 2018 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2018 audited consolidated financial statements for each of our fixed-income borrowing groups prior to the end of March 2019, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of December 31, 2018.

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*
The financial figures contained in this release for all periods have been presented on a comparable basis with respect to certain accounting changes that were adopted on January 1, 2018. For additional information, see footnote 1.

Virgin Media Reports Preliminary Q4 2018 Results
Q4 Rebased2 Revenue Growth of 2.4% Driven by 2.0%2 ARPU Growth
Total Lightning Build 1.6 Million; 481,000 Premises Added in 2018
Capital Intensity Declined by Over 400 bps to 29% in Q4 and Full Year
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.7 million broadband, video and fixed-line telephony services to 5.9 million cable customers and mobile services to 3.1 million subscribers at December 31, 2018.

Operating highlights1:

•	Delivered YoY improvement in key Q4 cable operating metrics including accelerated ARPU growth, increased RGU growth and a reduction in churn

◦	Rebased cable ARPU growth of 2% to £51.71 in Q4 underpinned by our Q4 price rise

◦	Q4 RGU additions of 24,000 increased from 8,000 in the prior year with gains in telephony and broadband driven by Project Lightning

▪	Voice-over-IP (“VoIP”) service available to 42% of our U.K. cable footprint

▪	78% of our broadband base subscribes to 100+ Mbps speeds

▪	Extending our speed leadership with spring launch of 500 Mbps broadband in the U.K.

◦	12-month rolling customer churn was 15.1% in Q4, 10 bps lower YoY driven by continued benefits from V6 and Hub 3 upgrades as well as effective base management initiatives

▪	57% of U.K. video base has V6 and 72% of our total broadband base has Hub 3

•	Q4 mobile net additions of 17,000 comprised of 51,000 postpaid net additions partially offset by low-ARPU prepaid losses; 4G subscriptions now represent 79% of our postpaid base

◦	56% of our mobile base is now on our full MVNO platform in the U.K., allowing us to offer converged fixed and mobile bundles; increasing penetration by 60 bps to 19.5% in Q4

•	Q4 B2B rebased revenue growth was underpinned by an 18% YoY increase in our SOHO RGU base

•
The rebrand of our Irish broadcast business to Virgin Media Television contributed to a YoY increase in our share of TV viewing in Q4 and increased brand awareness and preference for our cable products

•	Added 144,000 marketable Lightning premises in Q4 and 481,000 for 2018

◦	60% of our U.K. build in 2018 was full fibre

Financial highlights1:

•	Rebased revenue growth of 2.4% to £1,317.9 million in Q4 and 3.9% to £5,150.3 million for 2018

◦	Q4 revenue growth was driven by an increase in our residential and SOHO RGU base and accelerated growth for cable ARPU

◦	In addition to the increases in RGUs and cable ARPU, 2018 revenue growth also benefited from increased mobile handset revenue

•	Rebased residential cable revenue growth of 3.0% in Q4 and 2.8% for 2018

•	Residential mobile revenue declined 1.3% in Q4 but increased 10.7% in 2018 on a rebased basis

◦
The Q4 mobile revenue decline reflects a 1.3% reduction in subscription revenue due to lower out-of-bundle usage and regulatory changes such as roam-like-home and a 1.2% decrease in non-subscription revenue due to a lower volume of handset sales

◦	2018 mobile revenue benefited from the launch of our 36-month postpaid handset contracts in September 2017 which led to an increase in the volume of high-end handsets sold

•	Rebased B2B revenue growth of 3.1% in Q4 and 3.2% for 2018 driven by growth in our SOHO base

•	Operating income doubled to £71.4 million in Q4 and increased 11% to £206.9 million for 2018

◦
The increase in Q4 operating income was driven primarily by the net effect of (i) a decrease in depreciation and amortisation, (ii) an increase in impairment, restructuring and other operating items, net and (iii) growth in Segment OCF, as described below

•
Rebased Segment OCF growth of 1.2% in Q4 and 3.5% for 2018 was impacted by the nonrecurring items detailed below combined with increased programming costs and higher network taxes of £3.6 million in Q4 and £17.6 million in 2018. These factors partially offset revenue growth and lower marketing costs

◦
Higher costs of £7.9 million in Q4 and £26.5 million in 2018 resulting from the net impact of credits recorded during Q2 2017 (£22.5 million), Q4 2017 (£7.9 million) and in Q2 2018 (£3.9 million) in connection with a telecommunications operator's agreement to compensate Virgin Media and other communications providers for certain prior-period contractual breaches related to network charges

◦
Unfavourable increases in costs of £2.0 million in Q4 and £7.0 million in 2018 due to accruals in the second and fourth quarters of 2018 related to a fine imposed by Ofcom for certain contractual breaches. This was settled Q4 and we are currently appealing this fine

•	Property and equipment (“P&E”) additions decreased to 29.1% of revenue in Q4 and 28.9% of revenue for 2018 as compared to 33.6% in Q4 2017 and 33.8% for 2017, respectively

◦
The decline in P&E additions in Q4 and 2018 is primarily due to the net effect of (i) a reduction in new build arising from a lower volume of Lightning premises constructed along with a lower cost per premise, (ii) lower investment in product and enablers which was elevated through 2017 to support the launch of our new video-on-demand service, our full MVNO platform and the roll out of VoIP and (iii) increased baseline spend related to long-term software licenses

◦
Further declines in P&E additions in 2019 are expected to be driven by last year’s completion of our V6 upgrade programme, increased redeployment of CPE, and lower baseline capex as well as a focus on optimising new build delivery at a lower cost per premise

•	During Q4, we redeemed the remaining $340 million (£267 million) of the $530 million (£416 million) principal amount of the 6.375% 2023 Senior Notes

•	At December 31, 2018, our fully-swapped third-party debt borrowing cost was 4.8% and the average tenor of our third-party debt (excluding vendor financing) was 6.5 years

•
At December 31, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.54x and 4.21x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.02x at December 31, 2018

•
At December 31, 2018, we had maximum undrawn commitments of £675 million equivalent. When our compliance reporting requirements have been completed and assuming no change from December 31 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended December 31,
	2018	2017
Footprint
Homes Passed	15,340,300	14,872,900
Two-way Homes Passed	15,300,800	14,822,500

Subscribers (RGUs)
Basic Video	4,500	24,600
Enhanced Video	4,138,600	4,095,300
Total Video	4,143,100	4,119,900
Internet	5,600,300	5,476,500
Telephony	4,923,500	4,796,400
Total RGUs	14,666,900	14,392,800

Q4 Organic[3] RGU Net Additions (Losses)
Basic Video	(2,000)	(1,800)
Enhanced Video	(27,000)	2,100
Total Video	(29,000)	300
Internet	22,300	25,000
Telephony	30,200	(17,600)
Total organic RGU net additions	23,500	7,700

Cable Customer Relationships
Cable Customer Relationships	5,946,600	5,886,900
Q4 Organic[3] Cable Customer Relationship net additions	9,000	13,100

RGUs per Cable Customer Relationship	2.47	2.44
Q4 Monthly ARPU per Cable Customer Relationship[1]	£51.71	£50.73
U.K. Q4 Monthly ARPU per Cable Customer Relationship[1]	£51.70	£50.82
Ireland Q4 Monthly ARPU per Cable Customer Relationship[1]	€58.40	€55.85

Customer Bundling
Single-Play	16.4%	17.7%
Double-Play	20.6%	20.2%
Triple-Play	63.0%	62.1%

Fixed-mobile Convergence	19.5%	18.9%

Mobile Subscribers
Postpaid	2,744,300	2,538,400
Prepaid	376,700	514,300
Total Mobile subscribers	3,121,000	3,052,700

Q4 organic Postpaid net additions	51,300	63,200
Q4 organic Prepaid net losses	(33,900)	(30,400)
Total organic[3] Mobile net additions	17,400	32,800

Q4 Monthly ARPU per Mobile Subscriber[1]:
Including interconnect revenue	£11.45	£11.47
Excluding interconnect revenue	£9.82	£9.93

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2018 and 2017.

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2018	2017[1]		2018	2017[1]
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£901.4	£878.8	2.6%	£3,567.3	£3,470.5	2.7%
Non-subscription	18.4	15.1	21.9%	71.1	66.6	6.8%
Total residential cable revenue	919.8	893.9	3.0%	3,638.4	3,537.1	2.8%
Residential mobile revenue:
Subscription	89.2	90.4	(1.3%)	360.1	363.0	(0.8%)
Non-subscription	82.6	83.6	(1.2%)	303.4	236.5	28.3%
Total residential mobile revenue	171.8	174.0	(1.3%)	663.5	599.5	10.7%
Business revenue:
Subscription	22.9	16.3	34.6%	78.9	57.0	38.3%
Non-subscription	180.6	181.2	0.3%	699.1	696.4	0.4%
Total business revenue	203.5	197.5	3.1%	778.0	753.4	3.2%
Other revenue	22.8	22.2	2.7%	70.4	63.2	10.7%
Total revenue	£1,317.9	£1,287.6	2.4%	£5,150.3	£4,953.2	3.9%

Geographic revenue
U.K.	£1,212.1	£1,186.6	2.2%	£4,757.6	£4,588.5	3.7%
Ireland	£105.8	£101.0	4.7%	£392.7	£364.7	6.6%

Segment OCF
Segment OCF	£613.8	£606.6	1.2%	£2,292.6	£2,214.5	3.5%

Operating income	£71.4	£33.6		£206.9	£186.1
Share-based compensation expense	11.9	6.8		28.7	22.0
Related-party fees and allocations, net	50.8	45.7		156.9	140.7
Depreciation and amortisation	455.0	513.1		1,798.2	1,808.2
Impairment, restructuring and other operating items, net	24.7	7.4		101.9	57.5
Segment OCF	£613.8	£606.6		£2,292.6	£2,214.5

Segment OCF as a percentage of revenue	46.6%	47.1%		44.5%	44.7%

Operating income as a percentage of revenue	5.4%	2.6%		4.0%	3.8%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	in millions, except % amounts

Customer premises equipment	£112.0	£119.6	£492.8	£498.4
New build and upgrade	114.2	148.5	431.7	544.7
Capacity	31.9	40.1	116.7	135.0
Product and enablers	49.9	67.1	165.5	227.9
Baseline	75.8	57.7	281.8	266.2
Property and equipment additions	383.8	433.0	1,488.5	1,672.2
Assets acquired under capital-related vendor financing arrangements	(247.2)	(328.2)	(1,057.2)	(1,153.2)
Assets acquired under capital leases	(2.1)	(4.2)	(6.8)	(11.5)
Changes in liabilities related to capital expenditures (including related-party amounts)	(30.4)	7.4	7.3	15.8
Total capital expenditures[4]	£104.1	£108.0	£431.8	£523.3

Property and equipment additions as a percentage of revenue[1]	29.1%	33.6%	28.9%	33.8%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2018		2018
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	2,667.5	2,607.0
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
£50.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£625.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
VM Financing Facility	£40.6	40.6	51.5
VM Financing Facility II	£1.3	1.3	401.3
Total Senior and Senior Secured Credit Facilities		3,609.4	3,959.8

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	351.4	343.4
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$354.5	278.1	325.9
6.00% GBP Senior Secured Notes due 2025[5]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	784.6	766.8
5.50% USD Senior Secured Notes due 2026	$750.0	588.4	575.1
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,917.9	4,926.6

Senior Notes:
4.875% USD Senior Notes due 2022	$74.3	58.3	71.6
5.25% USD Senior Notes due 2022	$63.3	49.6	70.7
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$—	—	260.7
6.00% USD Senior Notes due 2024	$497.0	389.9	383.4
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	413.3	409.6
5.75% USD Senior Notes due 2025	$400.0	313.8	306.7
Total Senior Notes		1,569.0	1,846.8

Vendor financing		1,893.0	1,411.3
Other debt		414.1	429.3
Capital lease obligations		54.2	54.3
Total third-party debt and capital lease obligations		12,457.6	12,628.1
Deferred financing costs, discounts and premiums, net		(29.9)	(34.9)
Total carrying amount of third-party debt and capital lease obligations		12,427.7	12,593.2
Less: cash and cash equivalents		16.8	32.8
Net carrying amount of third-party debt and capital lease obligations[6]		£12,410.9	£12,560.4

Exchange rate (€ to £)		1.1130	1.1230
Exchange rate ($ to £)		1.2746	1.3042

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Unitymedia Reports Preliminary Q4 2018 Results

Q4 Cable ARPU Up 2.7%; Price Increases for 2019 Implemented
Robust Q4 RGU Additions Increased 18% YoY to 65,000, Underpinned by Strong SOHO Additions
Successful “Test the Best” Campaign Drives Better Broadband Tier Mix
Unitymedia GmbH (“Unitymedia”) is the leading cable operator in Germany and the federal states of North Rhine-Westphalia (“NRW”), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at December 31, 2018.

Operating highlights1:

•
Our Q4 and full-year results show continued demand for speed, which drove further growth in residential cable, while our B2B segment’s continued strong performance is becoming an increasingly key part of our growth

•	Monthly cable ARPU of €26.47 increased 2.7% in Q4 YoY on a rebased[2] basis

•
Q4 broadband RGU additions of 42,000 were slightly below our prior-year performance but still the best quarterly result of 2018, mainly driven by a strong increase in gross adds following the introduction of our “test the best” promotion in September

◦	45% of our new residential broadband subscribers opted for our premium tier of 400 Mbps, a significant improvement to our tier mix and reaffirming consumer demand for high speeds

◦	During Q4 we rolled out 1 Gbps broadband based on Docsis 3.1 technology to the cities of Frankfurt, Cologne and Düsseldorf, increasing our total coverage to over 1.3 million homes

◦	To provide our customers the best in-home connectivity experience we continue to proactively roll out our WiFi Connect Box, reaching a total base of 1.9 million customers at year-end 2018

◦	Further, we introduced our “Connect Booster” Powerline Adapter in November, which extends the reach of the WiFi signal for a minimum incremental fee of €2.99 per month

•	Our Q4 video attrition of 18,000 RGUs was an improvement compared to the prior-year period, mainly driven by net additions in our MDU segment

◦	We continue to gain subscribers for our next-generation Horizon TV platform, which grew by 84,000 in 2018 and stands at 12% penetration of our total video base

•	Our mobile subscriber base declined by 2,000 in Q4 to 283,000

•	Momentum in our B2B segment continued as SOHO RGU additions increased 29% and accounted for over 40% of our total RGU net additions in Q4

•	We implemented targeted price rises in early 2019, which equate to a blended increase of approximately 1% on the full customer base

◦	Implemented a price increase of €2.40 on average for around 1 million of our broadband internet subscribers effective February 1, 2019

◦	Increased prices by an average of 3% for approximately 3 million of our basic video subscribers in our MDU base effective January 1, 2019

Financial highlights1:

•	Rebased revenue growth of 1.4% YoY to €615.1 million in Q4 and 4.1% to €2,477.2 million for FY 2018

◦
Revenue growth in Q4 was primarily driven by the net effect of (i) lower mobile non-subscription revenue as a result of the transfer of our wholesale handset program to another Liberty Global subsidiary effective January 1, 2018, (ii) higher residential cable subscription revenue as a result of higher ARPU per RGU and increases in subscribers and (iii) an increase in B2B subscription revenue, largely due to subscriber growth

•	Net earnings were €83.2 million in Q4 (€203.7 million for FY 2018), as compared to a loss of €30.0 million in the prior-year period (€6.6 million for FY 2017)

◦	The improvement in Q4 was driven by the net effect of (i) lower net financial and other expense, (ii) higher income tax expense and (iii) higher Adjusted Segment EBITDA, as described below

•	Rebased Adjusted Segment EBITDA increased 4.8% YoY to €415.3 million in Q4 and 7.2% to €1,622.9 million for FY 2018

◦
The increase in Q4 was largely due to (i) lower direct costs, primarily due to (a) lower handset costs associated with the transfer of our wholesale handset program to another Liberty Global subsidiary and (b) an €8.9 million decrease associated with the Q4 reassessment of an accrual in connection with the execution of a new programming agreement, and (ii) the aforementioned increase in revenue

•	Property, equipment and intangible asset additions were 32.3% of revenue in Q4, as compared to 31.8% in the prior-year period

◦	The increase in Q4 was largely driven by (i) higher spend for products and enablers and (ii) lower expenses for customer premise equipment

•	At December 31, 2018, our fully-swapped third-party debt borrowing cost was 3.4%, and the average tenor of our third-party debt (excluding vendor financing) was 6.9 years

•
At December 31, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.64x and 4.53x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA would have been 4.91x at December 31, 2018

•
At December 31, 2018, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our compliance reporting requirements have been completed and assuming no change from December 31, 2018 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended December 31,
	2018	2017

Footprint
Homes Passed	13,136,200	12,981,300
Two-way Homes Passed	13,060,200	12,900,400

Subscribers (RGUs)
Basic Video	4,675,500	4,687,200
Enhanced Video	1,607,500	1,653,600
Total Video	6,283,000	6,340,800

Internet	3,615,500	3,476,600
Telephony	3,380,800	3,251,000
Total RGUs	13,279,300	13,068,400

Q4 Organic[3] RGU Net Additions (Losses)
Basic Video	1,500	(36,600)
Enhanced Video	(19,700)	(300)
Total Video	(18,200)	(36,900)

Internet	41,700	45,800
Telephony	41,500	46,200
Total organic RGU net additions	65,000	55,100

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	25.6%	26.1%
Internet as % of Two-way Homes Passed	27.7%	26.9%
Telephony as % of Two-way Homes Passed	25.9%	25.2%

Cable Customer Relationships
Cable Customer Relationships	7,175,900	7,160,200
Q4 Organic[3] Cable Customer Relationship net losses	—	(16,100)
RGUs per Cable Customer Relationship	1.85	1.83
Q4 Monthly ARPU per Cable Customer Relationship[1]	€26.47	€25.77

Customer Bundling
Single-Play	50.4%	52.2%
Double-Play	14.2%	13.1%
Triple-Play	35.4%	34.7%

Mobile Subscribers
Total Mobile subscribers	283,300	320,400
Q4 organic[3] Mobile net losses	(2,200)	(13,200)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2018 and 2017:

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2018	2017[1]		2018	2017[1]
	in millions, except % amounts
Revenue	€615.1	€606.4	1.4%	€2,477.2	€2,378.5	4.1%

Adjusted Segment EBITDA	€415.3	€396.4	4.8%	€1,622.9	€1,514.1	7.2%

Net earnings (loss)	€83.2	€(30.0)		€203.7	€(6.6)
Net financial and other expense	6.0	171.8		200.7	417.1
Income tax expense (benefit)	47.8	(1.7)		160.9	57.3
Earnings before interest and taxes (“EBIT”)	137.0	140.1		565.3	467.8
Depreciation and amortization	197.0	192.5		775.9	795.5
Impairment, restructuring and other operating items, net	9.7	(0.8)		9.3	9.1
Share-based compensation expense	3.3	2.2		10.4	7.4
Related-party fees and allocations, net	68.3	62.4		262.0	234.3
Adjusted Segment EBITDA	€415.3	€396.4		€1,622.9	€1,514.1

Adjusted Segment EBITDA as % of revenue	67.5%	65.4%		65.5%	63.7%

Net earnings (loss) as a % of revenue	13.5%	(4.9%)		8.2%	(0.3%)

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	in millions, except % amounts

Customer premises equipment	€18.1	€27.4	€121.9	€159.9
New build and upgrade	55.1	55.3	209.0	200.1
Capacity	25.1	24.2	81.3	68.2
Product and enablers	39.4	27.4	108.2	74.9
Baseline	27.4	32.6	118.7	112.6
Capitalized subscriber acquisition costs	33.6	26.0	112.0	100.5
Property, equipment and intangible asset additions	198.7	192.9	751.1	716.2

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(79.7)	(77.4)	(338.8)	(233.1)
Changes in liabilities related to capital expenditures (including related-party amounts)	(5.3)	(0.6)	(27.6)	11.1
Total capital expenditures[4]	€113.7	€114.9	€384.7	€494.2

Property, equipment and intangible asset additions as % of revenue[1]	32.3%	31.8%	30.3%	30.1%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia’s consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2018		2018
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	746.6	736.2
€825 million Term Loan C Facility (EURIBOR+2.75%) due 2027	€825.0	825.0	825.0
$850 million Term Loan D Facility (LIBOR+2.25%) due 2026	$850.0	742.3	731.9
$700 million Term Loan E Facility (LIBOR+2.00%) due 2023	$700.0	611.3	602.7
Total Senior Credit Facilities		2,925.2	2,895.8

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	480.3	473.6
4.625% EUR Senior Secured Notes due 2026	€378.0	378.0	378.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€427.5	427.5	427.5
Total Senior Secured Notes		2,785.8	2,779.1

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	785.9	774.9
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,485.9	1,474.9

Vendor financing		618.3	526.4
Derivative-related debt instruments		188.9	187.6
Finance lease obligations		13.1	12.8
Accrued third-party interest, deferred financing costs and discounts, net		76.1	16.4
Total carrying amount of third-party debt, accrued interest and finance lease obligations		8,093.3	7,893.0

Less:
Cash and cash equivalents		1.5	4.6
Net carrying amount of third-party debt and finance lease obligations[6]		€8,091.8	€7,888.4

Exchange rate ($ to €)		1.1452	1.1614

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UPC Holding Reports Preliminary Q4 2018 Results
Announced the Sale of UPC Switzerland for 10x 2019 Segment OCF
UPC Switzerland Revamps Mobile Portfolio after MVNO switch
Announced Sale of DTH Satellite Business in CEE
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. Our operations in Hungary, Romania, the Czech Republic, our DTH business and, through July 31, 2018, Austria, have been accounted for as discontinued operations16 and, accordingly, the information in this release relates only to our continuing operations in Switzerland, Poland and Slovakia unless otherwise indicated (Poland and Slovakia are collectively referred to as "Continuing CEE"). Our continuing operations connected 2.8 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 149,500 mobile subscribers at December 31, 2018.

Operating and strategic highlights1:

•	Liberty Global to sell UPC Switzerland to Sunrise Communications Group AG (“Sunrise”) for an Enterprise value of CHF 6.3 billion and values UPC Switzerland at 10x Estimated 2019 Adjusted Segment OCF[17]

◦	Net estimated proceeds of approximately CHF2.6 billion[18]

◦	Transaction expected to close prior to year-end 2019 and will create leading challenger in competitive quad play market

•	In December 2018, we reached an agreement to sell our DTH satellite TV operations for a total enterprise value of approximately €180 million. The sale is expected to close during first half of 2019

•	The sale of our Hungarian, Romanian and Czech Republic operations to Vodafone remains on track for closing in mid-2019, as the European Commission announced a Phase II review in December ‘18

•	UPC Switzerland completed the MVNO transition in January and launched a revamped mobile portfolio including our first unlimited mobile data plans

•	In January, UPC Switzerland introduced faster internet speed tiers of 100/300/600 Mbps and customers combining Happy Home with UPC TV were migrated to these speeds at no extra cost

•	Swiss Q4 ARPU per customer of CHF 71.55 increased 2.1% YoY on a rebased[2] basis, driven mainly by the positive impact of the Happy Home portfolio on the tier-mix and the Q1’18 price increase

•	Continuing CEE Q4 ARPU per customer of €19.91, a 0.5% YoY increase on a rebased basis

•	Net RGU losses of 2,000 in Q4 versus a gain of 8,000 RGUs in Q4 2017

◦	Switzerland lost 49,000 RGUs in Q4, compared to a loss of 22,500 in Q4 2017, primarily due to heightened competition

◦	Continuing CEE added 47,000 RGUs in Q4, as compared to 30,000 in Q4 2017, mainly driven by lower churn across all three fixed-line products in Poland

•	Broadband RGU adds of 11,000 in Q4, compared to 14,000 in Q4 2017

◦	Switzerland lost 12,000 broadband RGUs in Q4 as compared to a loss of 5,500 in Q4 2017

◦	Continuing CEE gained 23,000 broadband RGUs in Q4 versus 19,500 in Q4 2017

◦	Penetration of our WiFi Connect Box increased to 58% of our continuing operations’ broadband base at the end of December 2018

•	Our video base declined by 20,000 RGUs in Q4, which was mainly driven by Switzerland, as compared to a decrease of 16,000 in the prior-year period

◦
At year end, we had 44,000 customers with a Horizon 4 EOS set-top box in Switzerland. This new cloud-based TV platform, branded as ‘UPC TV’, delivers a significant NPS uplift as compared to our legacy video product

◦	Our total Horizon TV subscriber base, including Horizon 4 and Horizon-Lite[7], increased by 33,000 in Q4 and now accounts for 44% of our total cable video base

•	Mobile additions were 8,000 in Q4 driven by the best quarterly result of the year in Switzerland

•	In Q4, UPC’s footprint expanded by 34,000 premises across Continuing CEE (113,000 for 2018) and by nearly 8,000 premises in Switzerland (29,000 for 2018)

Financial highlights1:

•	Rebased revenue declined 4.0% in Q4 and 2.5% in 2018

◦
Swiss rebased revenue declined 5.1% in Q4, primarily due to the net effect of (i) lower residential cable subscription revenue, which was primarily driven by competitive pressures, (ii) an increase in B2B revenue and (iii) higher mobile revenue

◦	Continuing CEE rebased revenue declined 0.5% in Q4, due to the net effect of (i) a decrease in residential cable subscription revenue and (ii) growth in our B2B business

•
Operating income increased 16% in Q4 to €71.1 million and 25% on a full-year basis to €357.8 million. The increase was primarily driven by a reduction in related-party fees. The full-year increase was primarily driven by a reduction of the 2017 and 2016 technology fees charged to our Switzerland operations as a result of a new pricing arrangement with the Swiss authorities. The reduction in these technology fees resulted in a credit to Switzerland’s related-party fees during Q3 2018.

•	Rebased Segment OCF declined 5.3% in Q4 and 7.8% in 2018

◦	Swiss rebased Segment OCF declined 8.0% in Q4, largely due to the aforementioned loss of residential cable subscription revenue

◦	Continuing CEE rebased Segment OCF grew 3.2% in Q4, driven by the net effect of a decrease in programming and labor costs and the aforementioned revenue trend

•	Q4 segment property and equipment additions were 31.2% of revenue, up from 28.0% in the prior year period. Full-year 2018 additions were 22.3% of revenue, as compared to 21.8% in 2017

◦	The Q4 increase in spend was largely driven by baseline spend in Poland on cloud and head-end technology

◦	Q4 property and equipment additions were 26.1% of revenue for Switzerland and 45.2% for Continuing CEE

•	At December 31, 2018, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was approximately 8.0 years

•
At December 31, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, including discontinued operations[8], were 2.99x and 4.04x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding, including discontinued operations, would have been 4.56x at December 31, 2018

•
At December 31, 2018, we had maximum undrawn commitments of €990.1 million. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2018 borrowing levels, we anticipate the full amount will be available to be drawn

•
Sunrise will acquire UPC Switzerland inclusive of the UPC Holding borrowing group’s existing senior and senior secured notes and associated derivatives and certain other debt items, which have an aggregate value equal of approximately CHF 3.7 billion. As the transaction is structured, a change of control will not be triggered under the Notes. The UPC Holding borrowing group’s existing Term Loan AR (approximately $1.6 billion) is expected to be repaid in full at or prior to closing. The amount of the repayment is not included in the determination of net proceeds, as disclosed herein.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2018	2017

Footprint
Homes Passed	6,415,900	6,239,800
Two-way Homes Passed	6,346,200	6,167,900

Subscribers (RGUs)
Basic Video[9]	645,400	734,800
Enhanced Video[10]	1,830,800	1,844,300
Total Video	2,476,200	2,579,100

Internet[11]	2,012,300	2,020,100
Telephony[12]	1,258,300	1,246,300
Total RGUs	5,746,800	5,845,500

Q4 Organic[3] RGU Net Additions (Losses)
Basic Video	(19,200)	(25,700)
Enhanced Video	(400)	9,400
Total Video	(19,600)	(16,300)

Internet	11,200	14,000
Telephony	6,800	10,100
Total organic RGU net additions (losses)	(1,600)	7,800

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	73.9%	71.5%
Internet as % of Two-way Homes Passed	31.7%	32.8%
Telephony as % of Two-way Homes Passed	19.8%	20.2%

Cable Customer Relationships
Cable Customer Relationships	2,757,700	2,865,800
Q4 Organic[3] Cable Customer Relationship net losses	(14,400)	(14,100)
RGUs per Cable Customer Relationship	2.08	2.04
Q4 Monthly ARPU per Cable Customer Relationship[1]	€37.57	€37.63
Switzerland Q4 Monthly ARPU per Cable Customer Relationship[1]	CHF 71.55	CHF 70.03
Continuing CEE Q4 Monthly ARPU per Cable Customer Relationship[1]	€19.91	€20.12

Customer Bundling
Single-Play	33.2%	36.0%
Double-Play	25.2%	24.1%
Triple-Play	41.6%	39.9%

Mobile Subscribers
Total Mobile subscribers	149,500	118,800
Q4 organic[3] Mobile net additions	8,400	9,500

Q4 Monthly ARPU per Mobile Subscriber[1]:
Including interconnect revenue	€31.50	€29.55
Excluding interconnect revenue	€28.47	€26.19

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2018 and 2017:

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2018	2017[1]		2018	2017[1]
	in millions, except % amounts
Revenue
Switzerland	€285.2	€293.3	(5.1%)	€1,122.3	€1,210.7	(3.7%)
Central and Eastern Europe	104.4	106.5	(0.5%)	416.5	412.9	1.0%
Intersegment eliminations	0.1	0.1	N.M.	(0.4)	(0.1)	N.M.
Total	€389.7	€399.9	(4.0%)	€1,538.4	€1,623.5	(2.5%)

Segment OCF
Switzerland	€159.7	€169.2	(8.0%)	€634.2	€735.8	(10.4%)
Central and Eastern Europe	56.0	55.1	3.2%	211.1	207.2	2.0%
Central and Corporate and intersegment eliminations	(1.4)	(1.7)	N.M.	(5.8)	(4.4)	N.M.
Total Segment OCF	€214.3	€222.6	(5.3%)	€839.5	€938.6	(7.8%)

Operating income	€71.1	€61.4		€357.8	€286.9
Share-based compensation expense	5.3	2.8		12.3	7.4
Related-party fees and allocations, net	50.8	65.0		119.3	274.5
Depreciation and amortization	86.3	90.1		345.0	363.7
Impairment, restructuring and other operating items, net	0.8	3.3		5.1	6.1
Total Segment OCF	€214.3	€222.6		€839.5	€938.6

Segment OCF as percentage of revenue	55.0%	55.7%		54.6%	57.8%

Operating income as a percentage of revenue	18.2%	15.4%		23.3%	17.7%

N.M. - not meaningful

The following table provides details of our continuing operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	in millions, except % amounts
Customer premises equipment	€8.3	€5.8	€80.5	€100.8
New build and upgrade	31.7	40.5	107.7	112.7
Capacity	18.6	16.4	42.0	41.4
Baseline	34.9	22.0	82.6	75.8
Product and enablers	12.8	9.2	26.5	17.6
Property and equipment additions	106.3	93.9	339.3	348.3
Assets acquired under capital-related vendor financing arrangements	(95.5)	(79.8)	(365.0)	(587.4)
Assets contributed by parent company[13]	—	—	—	(14.6)
Assets acquired under capital leases	(1.1)	(1.8)	(1.9)	(7.8)
Changes in current liabilities related to capital expenditures (including related-party amounts)	45.2	63.6	319.2	262.8
Total capital expenditures, net[4]	€54.9	€75.9	€291.6	€1.3

Capital expenditures, net:
Third-party payments	€74.8	€114.9	€376.8	€389.3
Proceeds received for transfers to related parties(a)	(19.9)	(39.0)	(85.2)	(388.0)
Total capital expenditures, net	€54.9	€75.9	€291.6	€1.3

Regional Property and Equipment Additions
Switzerland	€74.3	€68.8	€212.5	€214.5
Central and Eastern Europe	47.2	43.3	129.9	139.2
Total segment property and equipment additions	121.5	112.1	342.4	353.7
Other[14]	(15.2)	(18.2)	(3.1)	(5.4)
Total	€106.3	€93.9	€339.3	€348.3

Segment property and equipment additions as a percentage of revenue[1,14]	31.2%	28.0%	22.3%	21.8%
_______________

(a)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and other related-parties.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, capital lease obligations and cash and cash equivalents. No debt or interest of UPC Holding, other than amounts that are direct obligations of the entities to be disposed, has been allocated to discontinued operations.

	December 31,		September 30,
	2018		2018
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
5.375% USD Facility AL due 2025	$1,140.0	995.5	981.6
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,645.0	1,436.5	1,416.4
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,135.5)	(2,121.6)
Total Senior Credit Facilities		1,436.5	1,416.4

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	995.5	981.6
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,135.5	2,121.6

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	467.2	460.7
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,061.5	1,055.0

Vendor financing		596.1	528.8
Capital lease obligations		26.0	27.1
Total third-party debt and capital lease obligations		5,255.6	5,148.9
Deferred financing costs and discounts		(34.4)	(35.8)
Total carrying amount of third-party debt and capital lease obligations		5,221.2	5,113.1
Less: cash and cash equivalents		12.9	12.6
Net carrying amount of third-party debt and capital lease obligations[6]		€5,208.3	€5,100.5

Exchange rate ($ to €)		1.1452	1.1614

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our OCF growth, our Adjusted FCF, our OFCF growth, and our reduced capital intensity; expectations with respect to our operating structure reorganization plan; the anticipated closings and impacts of each of the Vodafone, DTH and Switzerland transactions; the estimated cash proceeds from pending disposals to Vodafone, Sunrise and M7, expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. Further, estimated cash proceeds from pending dispositions are inherently uncertain and represent management’s expectations and beliefs and do not take into account the ultimate use of the proceeds or any other changes in our capital structure or tax effects, directly or indirectly related to the pending dispositions. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+1 303 784 4528

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

Exhibit 99.1

For more information, please visit www.libertyglobal.com.
* The figures included in this paragraph include both the continuing and discontinued operations that we owned on December 31, 2018

Exhibit 99.1

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2018
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[9]	Enhanced Video Subscribers[10]	DTH Subscribers	Total Video	Internet Subscribers[11]	Telephony Subscribers[12]		Total Mobile Subscribers

Operating Data
Switzerland[15]	2,338,200	2,338,200	1,115,800	2,302,900	437,200	645,800	—	1,083,000	700,300	519,600		146,300
Poland	3,463,800	3,408,900	1,447,800	3,052,700	180,500	1,042,700	—	1,223,200	1,175,200	654,300		3,200
Slovakia	613,900	599,100	194,100	391,200	27,700	142,300	—	170,000	136,800	84,400		—
Total UPC Holding continuing ops	6,415,900	6,346,200	2,757,700	5,746,800	645,400	1,830,800	—	2,476,200	2,012,300	1,258,300		149,500

Romania	3,153,800	3,118,000	965,900	2,086,300	222,000	698,600	—	920,600	592,400	573,300		—
Hungary	1,828,000	1,810,600	862,900	2,063,400	68,300	623,600	—	691,900	694,400	677,100		109,900
Czech Republic	1,549,100	1,529,300	616,400	1,239,600	170,300	369,200	—	539,500	506,100	194,000		—
DTH	—	—	780,800	803,200	—	—	780,800	780,800	11,200	11,200		—
Total UPC Holding discontinued ops	6,530,900	6,457,900	3,226,000	6,192,500	460,600	1,691,400	780,800	2,932,800	1,804,100	1,455,600		109,900

United Kingdom	14,417,300	14,410,300	5,509,400	13,667,800	—	3,872,000	—	3,872,000	5,224,600	4,571,200		3,039,500
Ireland	923,000	890,500	437,200	999,100	4,500	266,600	—	271,100	375,700	352,300		81,500
Total Virgin Media	15,340,300	15,300,800	5,946,600	14,666,900	4,500	4,138,600	—	4,143,100	5,600,300	4,923,500	`	3,121,000

Q4 Organic[3] Variance
Switzerland	10,600	10,600	(32,000)	(48,600)	(20,600)	(10,900)	—	(31,500)	(12,100)	(5,000)		8,500
Poland	33,000	33,700	16,900	42,500	800	9,600	—	10,400	21,700	10,400		(100)
Slovakia	2,100	2,100	700	4,500	600	900	—	1,500	1,600	1,400		—
Total UPC Holding continuing ops	45,700	46,400	(14,400)	(1,600)	(19,200)	(400)	—	(19,600)	11,200	6,800		8,400

Romania	7,400	7,500	(9,200)	(3,300)	(14,300)	6,000	—	(8,300)	(500)	5,500		—
Hungary	11,400	11,500	4,300	20,200	(4,500)	6,800	—	2,300	6,300	11,600		6,600
Czech Republic	5,300	5,400	600	14,800	(2,300)	5,000	—	2,700	2,800	9,300		—
DTH	—	—	6,600	7,000	—	—	6,600	6,600	200	200		—
Total UPC Holding discontinued ops	24,100	24,400	2,300	38,700	(21,100)	17,800	6,600	3,300	8,800	26,600		6,600

United Kingdom	92,700	97,500	9,500	22,800	—	(29,400)	—	(29,400)	21,700	30,500		8,300
Ireland	10,900	11,500	(500)	700	(2,000)	2,400	—	400	600	(300)		9,100
Total Virgin Media	103,600	109,000	9,000	23,500	(2,000)	(27,000)	—	(29,000)	22,300	30,200		17,400

Exhibit 99.1

	Selected Operating Data — As of December 31, 2018

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	146,300	146,300
Poland	—	3,200	3,200
Slovakia	—	—	—
Total UPC Holding continuing ops	—	149,500	149,500

Romania	—	—	—
Hungary	—	109,900	109,900
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	109,900	109,900

United Kingdom	376,700	2,662,800	3,039,500
Ireland	—	81,500	81,500
Total Virgin Media	376,700	2,744,300	3,121,000

Organic[3] Mobile Subscriber Variance	December 31, 2018 vs September 30, 2018

Switzerland	—	8,500	8,500
Poland	—	(100)	(100)
Slovakia	—	—	—
Total UPC Holding continuing ops	—	8,400	8,400

Romania	—	—	—
Hungary	—	6,600	6,600
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	6,600	6,600

United Kingdom	(33,900)	42,200	8,300
Ireland	—	9,100	9,100
Total Virgin Media	(33,900)	51,300	17,400

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the

Exhibit 99.1

accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Exhibit 99.1

Footnotes

1
The financial figures contained in this release are prepared in accordance with U.S. GAAP for Virgin Media and UPC Holding and in accordance with EU-IFRS for Unitymedia. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements. Effective January 1, 2018, Virgin Media and UPC Holding adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), and Unitymedia adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), each by recording the cumulative effect to their respective equity or deficit. All prior-year amounts are presented herein on a pro forma basis that gives effect to the adoption of ASU 2014-09 or IFRS 15, as applicable, as if such adoptions had occurred on January 1, 2017. In addition, on January 1, 2018, Virgin Media and UPC Holding adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the prior-year periods presented herein for Virgin Media and UPC Holding have been retrospectively revised to reflect the impact of ASU 2017-07.

2
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF (U.S. GAAP) or Adjusted EBITDA (EU-IFRS) for the three and twelve months ended December 31, 2017 to (i) in the case of the Virgin Media, Unitymedia and UPC Holding borrowing groups, reflect the January 1, 2018 adoption of the new revenue recognition standards ASU 2014-09 (U.S. GAAP) and IFRS 15 (EU-IFRS) as if such adoptions had occurred on January 1, 2017 and (ii) for Virgin Media and UPC Holding, reflect the translation of our rebased amounts for the three and twelve months ended December 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and twelve months ended December 31, 2018. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated February 27, 2019, Liberty Global Reports Q4 2018 Results. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for Virgin Media, Unitymedia and UPC Holding:

	Revenue	OCF/Adjusted EBITDA	Revenue	OCF/Adjusted EBITDA
	Three months ended December 31, 2017	Three months ended December 31, 2017	Twelve months ended December 31, 2017	Twelve months ended December 31, 2017
	in millions
Virgin Media (U.S. GAAP)
Revenue Recognition	£(1.1)	£(4.9)	£(10.0)	£(20.1)
Foreign Currency	£—	£—	£3.4	£1.2

Unitymedia (EU-IFRS)
Revenue Recognition	€(2.1)	€(1.9)	€(15.8)	€(10.6)

UPC Holding (U.S. GAAP)
Revenue Recognition	€(1.4)	€(0.5)	€(4.3)	€(1.9)
Foreign Currency	€5.4	€3.6	€(46.6)	€(29.0)

3
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

4
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

6
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

7
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets.

8
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios for UPC Holding including discontinued operations. For purposes of these calculations, debt is measured using swapped foreign currency rates. We have not presented leverage ratios on a continuing operations only basis for UPC Holding as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that, in accordance with U.S. GAAP, our continuing operations exclude all of the OCF of the entities to be disposed but include a portion of the debt that we expect to repay with the proceeds from such dispositions.

9	UPC Holding has approximately 25,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

10
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

11
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 76,300 subscribers who have requested and received this service.

Exhibit 99.1

12
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 149,500 subscribers who have requested and received this service.

13
Represents non-cash contributions of property and equipment that UPC Holding received from its parent company. These amounts are excluded from the capital expenditures that UPC Holding reports in its consolidated statements of cash flows.

14
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

15
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2018, Switzerland’s partner networks account for 126,200 Cable Customer Relationships, 298,400 RGUs, 107,000 Enhanced Video Subscribers, 109,000 Internet Subscribers, and 82,400 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

16
On May 9, 2018, Liberty Global reached an agreement to sell UPC Holding's operations in Hungary, Romania and the Czech Republic and on December 21, 2018, Liberty Global reached an agreement to sell UPC Holding's DTH operations. Previously, Liberty Global had agreed to sell UPC Holding's operations in Austria ("UPC Austria") and this transaction was completed on July 31, 2018. Just prior to the completion of the sale of UPC Austria, UPC Austria and its parent, Liberty Global Europe Holdco 2 BV, were distributed out of UPC Holding to another subsidiary of Liberty Global and therefore are no longer included within UPC Holding. As a result of the foregoing, UPC Holding's DTH operations and operations in Hungary, Romania, the Czech Republic, and through July 31, 2018, Austria, have been accounted for as discontinued operations in UPC Holding's combined financial statements. Unless otherwise indicated, the information in the UPC Holding release relates only to continuing operations.

17
For the purpose of the sale price multiple calculation, the estimated 2019 Segment OCF of UPC Switzerland has been reduced by CHF 32 million, which represents the allocable estimated net amount of transitional services (excluding amounts related to costs expected to be capitalized by Liberty Global) to be provided by Liberty Global to Sunrise during the first year following completion of the transaction.

18
Net cash proceeds represent the estimated cash proceeds to be received by Liberty Global after adjustments for certain other debt items, including vendor financing and capital leases, based on December 31, 2018 balances.

Exhibit 99.1

Glossary
Adjusted Segment EBITDA: the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding and IFRS 15 for Unitymedia, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09 and IFRS 15, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 2 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.
Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.
Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling

Exhibit 99.1

technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

EU-IFRS: International Financial Reporting Standards (“IFRS”), as adopted by the European Union.
Fixed-mobile Convergence: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to our fixed-internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Property and equipment additions (“P&E additions”): includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions. For Unitymedia this includes property, equipment and intangible asset additions.
RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF (Virgin Media and UPC Holding): the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.
SDU: Single Dwelling Unit.
SIM: Subscriber Identification Module.
SME: Small or Medium Enterprise.

Exhibit 99.1

SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.